Exhibit 10.3

NAME:

RESTRICTED STOCK AGREEMENT
BEVERLY ENTERPRISES, INC. NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN

     This Restricted Stock Agreement (the “Agreement”) is made effective the 20th day of May, 2004 between BEVERLY ENTERPRISES, INC., a Delaware Corporation (the “Company”, which term shall include its wholly-owned subsidiaries), and          (the “Participant”), a Non-Employee Director for the Company under the following terms and conditions. The Agreement is issued pursuant to Section 7.1 of the Beverly Enterprises, Inc., Non-Employee Directors’ Stock Option Plan (the “Plan”). Unless otherwise defined in this Agreement, capitalized terms used herein have the meanings designated in the Plan.

I
GRANT OF RESTRICTED STOCK

     The Company has, as of May 20, 2004, (hereinafter referred to as the “Date of Grant”), granted to Participant a restricted stock award (hereinafter referred to as the “Restricted Stock”) of          shares of stock in accordance with the Plan. The per share fair market value of the Restricted Stock on the Date of Grant was $         .

II
PERIOD OF RESTRICTION

     The Period of Restriction for the Restricted Stock shall be for one year beginning on the Date of Grant and ending on May 20, 2005. The Period of Restriction shall lapse on the first anniversary of the Date of Grant. The Board of Directors may defer the lapsing of a restriction on the Restricted Stock until a future date determined by the Board of Directors; provided, however, that the Board of Directors may not defer the lapsing of a restriction beyond December 31, 2005. Notwithstanding anything to the contrary in this Agreement, unless determined otherwise by the Committee prior to a Change in Control of Beverly Enterprises, Inc. (“BEI”), all Restrictions shall lapse and the Restricted Stock shall become immediately vested upon a Change in Control of BEI. The Committee retains the discretion, however, to make other arrangements (including assumption, substitution, or cash out of the Restricted Stock) in the event of a Change in Control of BEI.

III
TERMINATION OTHER THAN DEATH, DISABILITY OR RETIREMENT

     If, during the Period of Restriction, the Participant ceases to be a Non-Employee Director of the Company for any reason other than death, disability or retirement, when no Change of Control has occurred, Participant shall immediately forfeit to the Company the portion of the Restricted Stock for which any restriction has not lapsed, the certificate(s) representing the Restricted Stock shall be cancelled, and the forfeited shares shall be returned to the Plan.

IV
DEATH OF PARTICIPANT

     In the event a Participant ceases to be a Non-Employee Director of the Company by reason of death, including without limitation in the event that a Participant dies after ceasing to be a member of the Board by reason of disability, all restrictions on the Restricted Stock shall lapse and the Restricted Stock shall become immediately vested.

V
DISABILITY

     In the event a Participant ceases to be a Non-Employee Director of the Company by reason of Disability, all restrictions on the Restricted Stock shall lapse and the Restricted Stock shall become immediately vested.

VI
RETIREMENT

     In the event a Participant ceases to be a Non-Employee Director of the Company by reason of retirement (as defined in the Plan), all restrictions on the Restricted Stock shall lapse and the Restricted Stock shall become immediately vested.

VII
CHANGE IN CONTROL

     All restrictions on the Restricted Stock shall lapse and the Restricted Stock shall become immediately vested upon a Change in Control.

VIII
THE PLAN

     The Restricted Stock granted pursuant to this Agreement is subject to the terms and conditions set forth herein as well as the provisions of the Plan. In the event of a conflict between the terms of the Plan and this Agreement, the Plan shall control. The Company will provide a copy of the Plan to Participant upon request.

IX
RESTRICTIONS

     During the Restricted Period, you shall not sell, pledge, assign, transfer, hypothecate, or otherwise dispose of the Restricted Stock, and the Restricted Stock shall not be subject to execution, attachment or similar process. Any attempt during the Restricted Period to sell, pledge, assign, transfer, hypothecate, or otherwise dispose of Restricted Stock, or to subject Restricted Stock to execution, attachment or similar process, shall be void ab initio and may result in the entire Award becoming immediately null and void, in the sole discretion of the Committee.

     The Committee may, in its sole discretion, impose other restrictions including, but not limited to, those applicable under any federal or state statute or common law, rule or regulation, or any rule or regulation of any securities exchange on which the stock may be listed, or any rule or policy the Company may from time to time adopt, including but not limited to block trades, window periods, blackout periods, etc.

X
GOVERNING LAW

     This Agreement shall be governed by, and construed, interpreted and enforced under, the laws of the State of Delaware, without giving effect to the principles of conflicts of law.

XI
ENTIRE AGREEMENT

     This Agreement, including the Plan, constitute the entire agreement between you and the Company relating to this subject matter. No other prior or contemporaneous agreements, promises, representations, covenants, warranties, or any other undertaking whatsoever respecting such matters shall be deemed in any way to exist or to bind any of the parties. You acknowledge and agree that you have not executed this Restricted Stock Agreement in reliance on any such other agreement, promise, representation, covenant, warranty, or undertaking. The Restricted Stock Agreement may not be orally modified. All modifications must be agreed to in writing and signed by both parties.

XII
NEW, SUBSTITUTED OR ADDITIONAL SECURITIES

     In the event of any stock dividend, stock split or consolidation or any like capital adjustment of any of the outstanding securities of the Company, all new, substituted or additional securities or other property, if any, to which you become entitled by reason of this Restricted Stock Award shall be subject to forfeiture to the Company with the same force and effect as is this Restricted Stock Award immediately prior to such event.

XIII
REGISTRATION

     At the present time, the Company has an effective registration statement on file with the Securities and Exchange Commission with respect to the shares of Common Stock subject to this Restricted Stock Award. The Company intends to maintain this registration but has no obligation to do so. In the event the registration ceases to be effective, you will not be able to transfer or sell Shares issued to you pursuant to this Restricted Stock Award unless exemptions from registration under applicable securities laws are available. Such exemptions from registration are very limited and might be unavailable. You hereby agree that any resale of the shares of Common Stock issued pursuant to this Award shall comply in all respects with requirements of all applicable securities laws, rules, and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and the respective rules and regulations promulgated thereunder) and any other law, rule or regulation applicable thereto, as such laws, rules, and regulations may be amended from time to time. The Company shall not be obligated to either issue the Shares or permit the resale of any Shares if such issuance or resale would violate any such requirements.

     IN WITNESS WHEREOF, the Company has caused this Restricted Stock Agreement to be duly executed by its officers thereunto duly authorized, and the Participant has hereunto set his or her hand as of the date first above written.

BEVERLY ENTERPRISES, INC.	Participant

By:	By:
Name:
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